Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

(Investor Relations)	(Corporate Press)
Henry A. Diamond	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646)536-2983
Henry.Diamond@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software, Inc. Announces Repurchase of the 12.02 Million Shares Held By Icahn Group at Yesterday’s Closing Price

New York, NY – November 26, 2013 – Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that, as part of an ongoing strategy to buy back its shares, the Company has purchased all of the Icahn Group’s stock at yesterday’s closing price of $16.93 per share. Several years ago the Icahn Group and Take-Two agreed that if the Icahn Group sold its position, the Icahn Group’s designees would resign from the Board. As such, Brett Icahn, Jim Nelson, and SungHwan Cho have today resigned from the Board. The board will now comprise five members. The remaining directors are committed to revisiting the size and composition of the board and its committees. The total purchase price for the 12.02 million shares will be approximately $203.5 million and will be funded from Take-Two’s cash and cash equivalents on hand. Following completion of the purchase, Take-Two’s basic shares outstanding will be approximately 81 million. This transaction is expected to be completed today.

“This share repurchase reflects our confidence in the Company’s outlook for record results in fiscal 2014 and continued Non-GAAP profitability every year for the foreseeable future,” said Strauss Zelnick, Chairman and CEO of Take-Two. “With our ample cash and strong expected cash flow, we are able to pursue a variety of investment opportunities, including repurchasing our Company’s stock.

“On behalf of our board and management team, I would like to thank Brett, James and Sung for their support, dedication and service to our organization. They leave Take-Two better positioned than ever for continued success.”

The repurchase announced today was made outside of the Company’s existing share repurchase program, pursuant to which 7.5 million shares are authorized to be repurchased. The Company has repurchased 4.2 million shares in the open market at an average price of $17.38 per share pursuant to this authorization to date.

Take-Two was advised on this transaction by LionTree Advisors and Willkie Farr & Gallagher LLP.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, marketer and publisher of interactive entertainment for consumers around the globe. The Company develops and publishes products through its two wholly-owned labels Rockstar Games and 2K. Our products are designed for console systems, handheld gaming systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at http://www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise capital if needed and risks associated with international operations. Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in the section entitled “Risk Factors,” the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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